CONSENT OF INDEPENDENT AUDITORS

Roanoke Technology Corp. Roanoke Rapids, North Carolina

We have issued our report dated December 15, 2000, relating to the financial statements of Roanoke Technology Corp. for the years ended October 31, 2000 and October 31, 1999 appearing in the Company's Form 10-K. In addition, we have issued our report dated March 15, 2001, relating to the financial statements of Roanoke Technology Corp. for the quarter ended January 31, 2001 appearing in the Company's Form 10-Q. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

Varma & Associates


By: /s/ James Gately, CPA
---------------------------
        James Gately, CPA

Longwood, Florida
April 19, 2001